EXHIBIT 99.1

CommScope, Clearfield Agree to Patent Lawsuit Settlement

HICKORY, N.C. and MINNEAPOLIS, MN, Feb. 22, 2018 (GLOBE NEWSWIRE) -- CommScope, a global leader in infrastructure solutions for communications networks, and Clearfield, Inc., the specialist in fiber management and connectivity platforms for communications providers, have agreed to terms of a settlement that would resolve the patent infringement lawsuit CommScope filed against Clearfield in January 2017 (CommScope Technologies, LLC v. Clearfield, Inc., 17-cv-307 (D. Minn.)).

In the suit, CommScope claimed infringement of 13 patents relating to CommScope fiber-to-the-X (FTTx) innovations by certain features of specific models of Clearfield’s cabinet, splitter, and terminal products. Clearfield responded with affirmative defenses and filed inter partes reviews with the US Patent and Trademark Office relating to some of the asserted patents.

As part of the settlement, the parties will jointly dismiss the litigation and withdraw the inter-partes reviews.  In addition, Clearfield has moved to new design solutions in place of the contested products, and will pay CommScope a one-time payment of $850,000.

About CommScope:
CommScope (NASDAQ:COMM) helps design, build and manage wired and wireless networks around the world. As a communications infrastructure leader, we shape the always-on networks of tomorrow. For more than 40 years, our global team of greater than 20,000 employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at http://www.commscope.com.

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About Clearfield, Inc.:
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.  Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com

CommScope News Media Contact
Rick Aspan, CommScope
+1 708-236-6568
publicrelations@commscope.com

Clearfield Media & Analyst Contact
Richard M. Williams
Witz Communications
+1 919-435-9110
rmwilliams@witzcommunications.com

CommScope Financial Contact
Jennifer Crawford, CommScope
+1 828-323-4970

Clearfield Investor Relations Contact
Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
+1 949-574-3860
clfd@liolios.com